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                                                                    Exhibit 99.1



Press Release                                             Source: RADVISION Ltd.

RADVISION Second Quarter 2004 Results Exceed Forecast

Wednesday July 28, 4:05 pm ET

Diluted EPS is $0.05 on Record Revenues of $15.7 Million

Both Technology and Networking Units Ahead of Plan

FAIR LAWN, N.J.--(BUSINESS WIRE)--July 28, 2004--RADVISION (Nasdaq: RVSN - News) today announced that revenues for the second quarter of 2004 reached a record $15.7 million, an increase of 35% from the second quarter of 2003. Net income for the 2004 second quarter was $1.1 million or $0.05 per diluted share compared with net income of $142,000 or $0.01 per diluted share reported in the 2003 second quarter.

The 2004 second quarter results were better than the Company's original forecast of revenues of $15.2 million and net income of $656,000 or $0.03 per diluted share.

Operating profit in the 2004 second quarter was $688,000 compared with an operating loss of $418,000 in the second quarter of 2003.

Second quarter 2004 revenues consisted of $11.3 million in Networking Business Unit (NBU) sales and $4.4 million in Technology Business Unit (TBU) sales, representing increases of 32% and 44%, respectively, over the second quarter of 2003.

For the six months ended June 30, 2004, revenues increased to $30.0 million from $22.7 million in the same period of 2003. Operating income for the first half of 2004 was $995,000, before a one-time operating gain of $1.1 million in the 2004 first quarter related to a litigation settlement. By comparison, the Company incurred an operating loss of $969,000 in the first half of 2003. Net income for the first six months of 2004 was $1.8 million or $0.08 per diluted share, before the one-time gain in the first quarter. After the one-time operating gain, net income for the first half of 2004 was $2.9 million or $0.13 per diluted share. For the first six months of 2003, net income was $157,000 or $0.01 per diluted share.

The Company ended the second quarter of 2004 with approximately $104.8 million in cash and liquid investments, an increase of $2.6 million over the prior quarter, and equivalent to $5.31 per basic share. The increase reflects operating cash flow of $2.7 million and receipt of $637,000 from the exercise of options, offset by $727,000 in capital expenditures.

The Company noted that sales in EMEA were especially strong in the 2004 second quarter and rose 36% from the prior quarter.

In commenting on the 2004 second quarter, Gadi Tamari, Chief Executive Officer of RADVISION, said: "Our strong second quarter results benefited from the continuing development and increasing traction of the multimedia communications market. That is evidenced by the substantial growth in our second quarter sales to communication equipment developers, in a sequential doubling of our sales to 3G mobile carriers, and in our progress in the desktop market with major pilots now underway for our IMfirst(TM) solution."

Mr. Tamari continued: "Our sales in the traditional videoconferencing meeting room market, where we provide key infrastructure, also increased in Q2, aided by several well received new products, including our plug-and-play encryption gateway. In addition, our sales through Cisco were strong in the quarter and we also are benefiting from our certification with Cisco as an AVVID Partner Company, which has taken our relationship with our largest channel and partner a step farther."

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Mr. Tamari concluded: "Increasingly, our customers are looking for solutions and infrastructure to deliver combined voice, video and data to the desktop. Our technology for enabling IP-based multimedia communications gives us a strong strategic advantage in this area. We expect this market to develop significantly through 2005 and beyond."

Guidance

The following statements are forward-looking, and actual results may differ materially.

The Company expects third quarter 2004 revenues to be approximately $16.7 million and net income to approximate $1.2 million or $0.06 per diluted share. This compares to third quarter 2003 revenues of $13.1 million and net income of $912,000 or $0.05 per diluted share. As previously reported, the Company plans to pursue strategic initiatives and to make operating investments in 2004, which will position the Company for major market opportunities in the coming years. (Full details are available on the Company's web site at www.radvision.com.)

Second Quarter 2004 Earnings Conference Call/Webcast

RADVISION will hold a conference call to discuss its Second Quarter results and Third Quarter 2004 outlook, today, Wednesday, July 28, 2003 at 5:00 p.m. (EDT). To access the conference call, please dial 1-888-323-2712 (International dialers can call +1-773-756-4622) by 4:45 p.m. The passcode "RADVISION" will be required to access the live conference call. A live webcast of the conference call will also be available in the investor relations section of the company's website at www.radvision.com.

A PowerPoint presentation highlighting key financial metrics as well as the Third Quarter 2004 estimate will be available in the Investor Relations section of the company's website, www.radvision.com. The presentation will be available beginning at 4:45 p.m. (EDT) on July 28th and will be archived on the website through the third quarter. A replay of the call will be available beginning approximately one hour after the conclusion of the call through 5:00 p.m. (EDT) on August 4, 2004. To access the replay, please dial 1-800-944-9725 (International dialers can call +1-402-220-3524), conference #5346374.

About RADVISION

RADVISION Ltd. (Nasdaq: RVSN - News) is the industry's leading provider of high quality, scalable and easy-to-use products and technologies for videoconferencing, video telephony, and the development of converged voice, video and data over IP and 3G networks. RADVISION has two distinct business units. RADVISION's Networking Business Unit (NBU) offers one of the broadest and most complete sets of videoconferencing network solutions for IP- and ISDN-based networks, supporting all end points in the industry. The company also provides businesses and service providers with integrated solutions that deliver converged IP-based video telephony applications to employee computer desktops and residential broadband homes worldwide. The Company's Technology Business Unit (TBU) provides protocol development tools and platforms, enabling equipment vendors and service providers to develop and deploy new converged networks, services, and technologies. For more information please visit our website at www.radvision.com.

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in demand for products, the timing and amount or cancellation of orders and other risks detailed from time to time in RADVISION's filings with the Securities Exchange Commission, including RADVISION's Form 10-K Annual Report. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.



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                                 RADVISION LTD.
                        Consolidated Statements of Income
          (U.S. Dollars in thousands, except share and per share data)

                      Three months ended         Six months ended
                           June 30,                  June 30,
                   ------------------------- -------------------------
                       2004         2003         2004         2003
                   ------------ ------------ ------------ ------------
                                        Unaudited
                   ---------------------------------------------------

Revenues           $    15,705  $    11,605  $    29,966  $    22,658
Cost of revenues         3,398        2,598        6,495        4,959
                   ------------ ------------ ------------ ------------
Gross profit            12,307        9,007       23,471       17,699
                   ------------ ------------ ------------ ------------
Operating costs
 and expenses:
  Research and
   development           4,282        3,596        8,062        7,160
  Marketing and
   selling               6,127        4,853       11,964        9,584
  General and
   administrative        1,210          976        2,450        1,924
  One time income            -                   (1,061)
                   ------------ ------------ ------------ ------------
Total operating
 costs and
 expenses               11,619        9,425       21,415       18,668
                   ------------ ------------ ------------ ------------
Operating profit
 (loss)                    688         (418)       2,056         (969)
Financial income,
 net                       432          560          844        1,126
                   ------------ ------------ ------------ ------------
Net income         $     1,120  $       142  $     2,900  $       157
                   ============ ============ ============ ============
Basic net earnings
 per share         $      0.06  $      0.01  $      0.15  $      0.01
                   ============ ============ ============ ============

Weighted Average
 Number of Shares
 used in computing
 basic net
 earnings per
 share              19,710,729   18,473,504   19,597,463   18,409,399
                   ============ ============ ============ ============

Diluted net
 earnings per
 share             $      0.05  $      0.01  $      0.13  $      0.01
                   ============ ============ ============ ============

Weighted Average
 Number of Shares
 used in computing
 diluted earnings
 per share          21,400,404   19,218,782   21,483,594   19,055,293
                   ============ ============ ============ ============


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                                 RADVISION LTD.
                           Consolidated Balance Sheet
                      (U.S. Dollars in thousands)

                                               June 30,   December 31,
                                                 2004         2003
                                             (Unaudited) (Audited)
Assets
Cash and Cash Equivalents (* see below)      $    20,470  $    16,433
Short-term Bank Deposits (* see below)            22,682       34,977
Trade Receivables, Net                             9,176        8,685
Other Receivables                                  3,198        2,704
Inventories                                          967          969
                                             ------------ ------------
Total Current Assets                              56,493       63,768

Severance Pay Fund                                 2,252        2,171
Long-term Securities and Bank Deposits
 (* see below)                                    61,680       48,501
                                             ------------ ------------
Total Long-term Assets                            63,932       50,672

Property and Equipment
Cost                                              13,697       12,479
Less Accumulated Depreciation                     11,006        9,907
                                             ------------ ------------
                                                   2,691        2,572
Total Assets                                 $   123,116  $   117,012
                                             ============ ============
Liabilities and Equity
Trade Payable                                $     1,422  $     1,270
Other Payables & Accrued Expenses                 20,234       19,148
                                             ------------ ------------
Current Liabilities                               21,656       20,418

Accrued Severance Pay                              3,302        3,353
                                             ------------ ------------
Total Liabilities                                 24,958       23,771

Shareholders' Equity
Share Capital                                        187          187
Additional Paid in Capital                       104,663      104,663
Treasury Stock                                    (2,221)      (5,075)
Accumulated Deficit                               (4,471)      (6,534)
                                             ------------ ------------
Total Shareholders' Equity                        98,158       93,241

Total Liabilities and Shareholders' Equity   $   123,116  $   117,012
                                             ============ ============
(*)Total Cash and Liquid Investments             104,832       99,911
                                             ============ ============


----------------------
Contact:
     RADVISION
     Corporate Contacts:
     Chief Financial Officer
     Tsipi Kagan, 201-689-6340
     cfo@radvision.com
      or
     Dir. Marketing and Investor Relations
     Peter Benedict, 201-689-6311
     pr@radvision.com
      or
     Investor Relations:
     Comm-Partners LLC
     June Filingeri, 203-972-0186
     junefil@optonline.net